Exhibit 1.01
Conflict Minerals Report
for the year ended December 31, 2015
The date of filing of this Conflict Minerals Report is May 26, 2016
I. Introduction
Unless the context indicates otherwise, the terms “we,” “its,” “us,” and “our” refer to Masco Corporation and its consolidated subsidiaries. The “Conflict Minerals Rule” means, collectively, Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Form SD. As used in this Form SD and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are defined as columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to their location of origin.
Masco Corporation has included this Conflict Minerals Report for the year ended December 31, 2015 as an exhibit to its Form SD as required by the Conflict Minerals Rule.
II. Applicability of the Conflict Minerals Rule to our Business
We are a global leader in the design, manufacture and distribution of branded home improvement and building products. We are subject to the Conflict Minerals Rule because a portion of the products that we manufacture or contract to manufacture contain 3TG that are necessary to the functionality or production of the products. Our in-scope products may contain one or more of the 3TGs.
We do not directly source 3TG from mines, smelters or refiners, and we believe that we are, in most cases, many levels removed from, and have limited influence over, these market participants. Through the efforts described in this Conflict Minerals Report, and as part of our reasonable country of origin and due diligence processes, we endeavored in good faith to determine if any of the 3TG necessary to the functionality or production of the products that we manufactured or contracted to manufacture originated in the Democratic Republic of the Congo (“DRC”) or any adjoining country (as defined in the Conflict Minerals Rule) and, if so, whether they directly or indirectly financed or benefited an armed group (as defined in the Conflict Minerals Rule) in the DRC or an adjoining country.
III. Our Conflict Minerals Policy
We have adopted and communicated to our suppliers a Conflict Minerals policy for our company (the “Conflict Minerals Policy”). Our Conflict Minerals Policy is part of our Supplier Business Practices Policy, which is available at http://masco.com/suppliers-policy/.
Our Conflict Minerals Policy states our expectations that our suppliers will source 3TG from suppliers that meet the requirements of our Supplier Business Practices Policy, implement traceability measures for 3TG and provide us with all requested information, including information about all suppliers in their supply chains, so that we can comply with the Conflict Minerals Rule.

IV. Reasonable Country of Origin Inquiry Information
As required by the Conflict Minerals Rule, we conducted a “reasonable country of origin inquiry” (“RCOI”) covering 2015.
We designed our RCOI in good faith to determine the origin of 3TG that are necessary to the functionality or production of products that we manufacture or contract to manufacture. To the extent applicable, for our RCOI, we utilized the same processes and procedures that we used for conducting our due diligence, particularly Steps 1 and 2 of the OECD Guidance (as defined below) design framework, which are described below in this Conflict Minerals Report. Our outreach included those suppliers that we identified as having provided us with components, parts or products that contain or may contain 3TG.
To identify and assess risk in our supply chain, we determined which of our products and vendors were potentially in-scope for purposes of the Conflict Minerals Rule through review of product specifications, bills of material, supplier inquiries and other relevant information. We used the Conflict Minerals Reporting Template (“CMRT”), developed by the Conflict-Free Sourcing Initiative (“CFSI”), to identify smelters and refiners in our supply chain, and we requested that our direct suppliers that provided us with components, parts or products containing, or that we believe may have contained, 3TG, submit information to us by completing the CMRT. The information requested included the usage and processing source of 3TG in each supplier’s materials and products, as well as information concerning the supplier’s related compliance efforts.
Pursuant to the Conflict Minerals Rule, based on the results of our RCOI, we were required to conduct due diligence for 2015. Our due diligence efforts are discussed below.
V. Design of Due Diligence Measures
Design Framework
We designed our due diligence measures relating to 3TG to conform, in all material respects, with the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition 2013) (the “OECD Guidance”). As described in this section and below under “Due Diligence Program Execution,” our diligence process included all five steps of the OECD guidance design framework, as follows:
Step1: Establish strong company management systems
Step 2: Identify and assess risks in the supply chain
Step 3: Design and implement a strategy to respond to identified risks
Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices
Step 5: Report annually on supply chain due diligence
Selected Elements of Design Framework
The OECD Guidance has established a multi-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. We discuss selected elements of our due diligence program design below.
Our Conflict Minerals Policy, which is incorporated into our Supplier Business Practices Policy, is communicated both internally and externally to our direct suppliers. In addition, our Supplier Business Practices Policy is publicly available on our website. Employees, suppliers and other interested parties can report violations of this Policy to us.
We have a team of senior staff responsible for our 3TG compliance program. In 2015, the team was led by our Global Supply Chain Department at our headquarters and included legal staff and specific personnel at our domestic and international business units. We trained these internal personnel on the Conflict Minerals Rule, the OECD Guidance and our compliance plan. We also retained a third-party information management service provider to complement our internal management processes (the “Service Provider”) and to communicate with our suppliers regarding our Conflict Minerals Rule compliance. Certain of the procedures described in this Conflict Minerals Report were performed by the Service Provider on our behalf.
We furnish our direct suppliers with an overview of the Conflict Minerals Rule and other training materials. Certain of the overview materials have been translated into local languages. We also furnish our direct suppliers with the CMRT to gather information about the usage and processing sources of 3TG in their materials and products and related compliance efforts.
Under our standard supplier terms and conditions, we require our suppliers to comply with our Supplier Business Practices, which include our Conflict Minerals Policy. Accordingly, our suppliers are required to comply with our Conflict Minerals Policy.

Our 3TG team communicates with management about supply chain risk assessment. We address identified risks on a case-by-case basis. This flexible approach enables us to tailor the responses to the risks identified.
We file a Form SD, and to the extent applicable a Conflict Minerals Report, with the SEC and make them available on our website at http://masco.com/investor-relations/financial-information/sec-filings/2016/default.aspx.
VI. Due Diligence Program Execution
We performed the following due diligence measures for the 2015 reporting period.

We sent the CMRT to our in-scope and potentially in-scope direct material suppliers. We then reviewed the completed responses and, where appropriate, followed up with suppliers that did not fully respond to our request or submitted a response that we believed to be inconclusive, incomplete or erroneous, or that triggered other specified quality control flags (“red flags”). We also followed up with suppliers that did not respond to our request and escalated our request to higher levels within our company and the supplier’s management.
To the extent that a completed response identified a smelter or refiner, we reviewed this information against the list of compliant smelters and refiners and country of origin information published by the CFSI for its members. To the extent that a smelter or refiner identified by a direct supplier was not indicated as compliant or the equivalent by an independent third-party, we consulted publicly available information to attempt to determine whether that smelter or refiner is known to obtain 3TG from sources that directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. We also cross-checked identified smelters and refiners against the lists published by the CFSI, London Bullion Market Association (the “LBMA”), the Responsible Jewellery Council (“RJC”) and the U.S. Department of Commerce. If an identified entity was present on any of those lists, we either attempted to contact the listed entity or researched publicly available information to determine whether that entity was a smelter or refiner.
Our 3TG team reported the findings of its supply chain risk assessment to management. We use risk rating criteria to evaluate suppliers based on the content and quality of their responses provided within their CMRT, as well as any additional documentation provided to support those responses. The resulting risk ratings is used to develop specific supplier outreach and training to address the identified risks and to take corrective actions with suppliers found not in compliance with our Conflict Minerals Policy. Our risk assessment was performed using our risk rating criteria described earlier in this Conflict Minerals Report. We reviewed these findings and developed steps to improve our due diligence process, as described below under “Steps to Improve Due Diligence.”
In connection with our due diligence, we utilized the results of the independent third-party audits conducted by the CFSI, the London Bullion Market Association and the Responsible Jewellery Council. We are a member of the CFSI.
VII. Product Information
Notwithstanding our due diligence efforts, due to the challenges of tracing a multi-tier supply chain, for 2015, we were unable to determine the origin of at least a portion of the 3TG contained in each of the products that we manufactured or contracted to manufacture to the extent that the 3TG were necessary to the functionality or production of the products. The in-scope product categories included the categories described below. However, not all of our products in each of these categories were in-scope for purposes of our compliance with the Conflict Minerals Rule.
Cabinets and Related Products: Cabinetry for kitchen, bath, storage, home office and home entertainment applications; and integrated bathroom vanity and countertop products.
Plumbing Products: Faucet, bathing and showering devices, including faucets, showerheads, handheld showers, valves; tub and shower systems, bath and shower enclosure units, shower trays and toilets; spas and exercise pools; and brass and copper plumbing system components and other plumbing specialties.

Decorative Architectural Products: Cabinet, door and window hardware; and decorative bath hardware and shower accessories.
Other Specialty Products: Vinyl, fiberglass and aluminum windows and patio doors, windows and doors that combine a wood interior with a fiberglass exterior and composite and panel doors; and staple guns, hammer tackers, glue guns and rivet tools, and staples, glue and rivets.
For a further discussion of these products, see our Annual Report on Form 10-K for the year ended December 31, 2015. The information contained in our Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD and should not be considered part of this Conflict Minerals Report or our Form SD.
We have made efforts to determine the mine or location of origin of the necessary 3TG contained in our in-scope products by requesting that our direct suppliers provide us with a completed CMRT. Where a smelter or refiner was identified, we also reviewed information made available by the CFSI and publicly available information, in each case to the extent available, to try to determine the mine or location of origin.
The facilities listed in Appendix A have been identified by our direct suppliers as having processed the necessary 3TG contained in our products. The facilities listed in Appendix A may not be all of the smelters and refiners in our supply chain, since our direct suppliers did not identify the facilities that processed some of the necessary 3TG content contained in our in-scope products, and since we did not receive responses from all of our direct suppliers. In addition, not all of the included smelters and refiners may have processed the necessary 3TG contained in our in-scope products, since some suppliers may have reported to us smelters and refiners that were not in our supply chain, due to over-inclusiveness in the information received from their suppliers or for other reasons.
VIII. Steps to Improve Due Diligence
In addition to the due diligence steps that we took for the 2015 reporting period, which we intend to continue to take for the 2016 reporting period to the extent applicable, we will endeavor to improve our due diligence for the 2016 reporting period by:
Continuing to segment our supplier base to direct our focus on those suppliers that we have determined to be in scope for purposes of the Conflict Mineral Rule;
Requesting those suppliers that provided company level information for 2015 to provide product level information for 2016;
Engaging with suppliers that provided incomplete responses or failed to respond to requests, to better ensure that they provide requested information for 2016;
Monitoring the progress of traceability measures at suppliers that indicated for 2015 that the source of 3TG was unknown or undeterminable;
Communicating to new suppliers our sourcing expectations, including by disseminating our Supplier Business Practices Policy to them;
Communicating to our suppliers that we do not support the embargoing of 3TG from the DRC region, but that we do support their responsible sourcing from the region;
Reviewing selected supplier policies to confirm that they do not provide for an embargo of 3TG from the DRC region;
Reaching out to suppliers suspected to be embargoing the DRC region; and
Encouraging suppliers to source, when practicable, from certified smelters and refiners that source from the DRC region.

Appendix A
Capitalized terms used and not otherwise defined in this Appendix have the meanings indicated in our Conflict Minerals Report.
Smelter and Refiner and Country Location Information
In connection with our reasonable country of origin inquiry and due diligence, as applicable, our suppliers identified to us the smelters and refiners listed below as having processed the necessary 3TG contained in our in-scope products for 2015. Our Conflict Minerals Report and the notes that accompany the table contain additional information concerning the information in the table.
Over 86% of the 66 identified smelters on this Appendix were listed as Compliant (as defined below).

Metal	Smelter or Refiner	Country Location	Status
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	On Reference List Only
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Compliant
Tantalum	F&X Electro-Materials Ltd.	CHINA	Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Compliant
Tantalum	Zhuzhou Cemented Carbide	CHINA	Compliant
Tin	Alpha	UNITED STATES	Compliant
Tin	China Tin Group Co., Ltd.	CHINA	Compliant
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	On Reference List Only
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	Compliant
Tin	CV Serumpun Sebalai	INDONESIA	Compliant
Tin	CV United Smelting	INDONESIA	Compliant
Tin	Dowa	JAPAN	Compliant
Tin	EM Vinto	BOLIVIA	Compliant
Tin	Estanho de Rondônia S.A.	BRAZIL	On Reference List Only
Tin	Feinhütte Halsbrücke GmbH	GERMANY	On Reference List Only
Tin	Fenix Metals	POLAND	Compliant
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Active
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Compliant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Active
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	On Reference List Only
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	On Reference List Only
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	Compliant
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	CHINA	On Reference List Only
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	Compliant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Compliant
Tin	Melt Metais e Ligas S/A	BRAZIL	Compliant
Tin	Metallic Resources, Inc.	UNITED STATES	Compliant
Tin	Metallo-Chimique N.V.	BELGIUM	Compliant
Tin	Mineração Taboca S.A.	BRAZIL	Compliant
Tin	Minsur	PERU	Compliant
Tin	Mitsubishi Materials Corporation	JAPAN	Compliant
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA	On Reference List Only
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM	Active

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Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Compliant
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Compliant
Tin	Operaciones Metalurgical S.A.	BOLIVIA	Compliant
Tin	PT Artha Cipta Langgeng	INDONESIA	Compliant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Compliant
Tin	PT Babel Inti Perkasa	INDONESIA	Compliant
Tin	PT Bangka Kudai Tin	INDONESIA	On Reference List Only
Tin	PT Bangka Tin Industry	INDONESIA	Compliant
Tin	PT Belitung Industri Sejahtera	INDONESIA	Compliant
Tin	PT BilliTin Makmur Lestari	INDONESIA	Compliant
Tin	PT Bukit Timah	INDONESIA	Compliant
Tin	PT DS Jaya Abadi	INDONESIA	Compliant
Tin	PT Eunindo Usaha Mandiri	INDONESIA	Compliant
Tin	PT Inti Stania Prima	INDONESIA	Compliant
Tin	PT Karimun Mining	INDONESIA	Active
Tin	PT Mitra Stania Prima	INDONESIA	Compliant
Tin	PT Panca Mega Persada	INDONESIA	Compliant
Tin	PT Prima Timah Utama	INDONESIA	Compliant
Tin	PT Refined Bangka Tin	INDONESIA	Compliant
Tin	PT Sariwiguna Binasentosa	INDONESIA	Compliant
Tin	PT Stanindo Inti Perkasa	INDONESIA	Compliant
Tin	PT Sumber Jaya Indah	INDONESIA	Compliant
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	Compliant
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	Compliant
Tin	PT Tinindo Inter Nusa	INDONESIA	Compliant
Tin	Rui Da Hung	TAIWAN	Compliant
Tin	Soft Metais Ltda.	BRAZIL	Compliant
Tin	Thaisarco	THAILAND	Compliant
Tin	VQB Mineral and Trading Group JSC	VIETNAM	Compliant
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Compliant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Active
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA	Compliant
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	Compliant

We note the following in connection with the information in the table:

(a)	All information in the table is as of May 19, 2016.

(b)
“Compliant” means that the smelter or refiner was listed as compliant with the CFSI’s Conflict-Free Smelter Program’s (“CFSP”) assessment protocols, including through mutual recognition those and listed as “Re-audit in process.” Included smelters or refiners were not necessarily Compliant for all or part of 2015 and may not continue to be Compliant for any future period.

(c)
“Active” means that the smelter or refiner is listed by the CFSI as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP or, according to information published by the CFSI, the smelter has agreed to complete a CFSP validation audit within two years of membership issuance by the Tungsten Industry – Conflict Minerals Council.

(d)	“On Reference List Only” means the smelter or refiner is not listed as “Compliant” or “Active.”

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(e)	“Country Location” is the country in which the listed smelter or refine is located.
(f)	The compliance status and smelter or refiner location reflected in the table is based solely on information made publicly available by the CFSI, without independent verification by us.
Country of Origin Information
The countries of origin of the 3TG processed by the Compliant smelters and refiners listed above may have included countries in each of the categories listed below. The countries below are sorted by risk level. Our country of origin determinations were based on information made available by the CFSI to its members.
L1 – Countries that are not identified as conflict regions or plausible areas of smuggling or export from the DRC and its nine adjoining countries: Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Cambodia, Canada, Chile, China, Colombia, Cote d’Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam and Zimbabwe.
L2 – Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing 3TG: Kenya, Mozambique and South Africa.
L3 – The DRC and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, United Republic of Tanzania and Zambia.
DRC – The Democratic Republic of the Congo.
In addition, some of the listed Compliant smelters and refiners may have processed 3TG originating from recycled or scrap sources.
For 2015, we were not able to determine the country of origin of the 3TG processed by any of the smelters or refiners listed as “Active” or “On Reference List Only.”

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